UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2018

Sprouts Farmers Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36029	32-0331600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5455 E. High Street, Suite 111

Phoenix, Arizona 85054

(Address of principal executive offices and zip code)

(480) 814-8016

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

On March 27, 2018, Sprouts Farmers Market, Inc. (the “Company”) and its subsidiary, Sprouts Farmers Markets Holdings, LLC (the “Borrower”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and BMO Harris Bank N.A., Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank Nederland,” New York Branch, Wells Fargo Bank, N.A., and SunTrust Bank, as documentation agents. The Amended and Restated Credit Agreement provides for a revolving credit facility with an initial aggregate commitment of $700 million, an increase from $450 million under the Company’s former credit facility, which may be increased from time to time pursuant to an expansion feature set forth in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also provides for a letter of credit subfacility and a swingline facility. At closing, the Company had total borrowings of $368 million and letters of credit of $27 million outstanding under the Amended and Restated Credit Agreement. The Company anticipates utilizing loans made under the Amended and Restated Credit Agreement to support its stock buyback programs and for general corporate purposes.

The Amended and Restated Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on March 27, 2023, subject to extensions as set forth in the Credit Agreement. The Company’s former credit facility was scheduled to mature on April 17, 2020.

Loans under the Amended and Restated Credit Agreement will initially bear interest at LIBOR plus 1.50% per annum. The interest rate margins are subject to adjustment pursuant to a pricing grid based on the Company’s total net leverage ratio, as set forth in the Amended and Restated Credit Agreement. Under the Company’s former credit facility, the interest rate was, at the Borrower’s option, either adjusted LIBOR plus 1.75% per annum, or base rate plus 0.75% per annum.

The Borrower may prepay loans and permanently reduce commitments under the Amended and Restated Credit Agreement at any time in agreed-upon minimum principal amounts, without premium or penalty (except customary LIBOR breakage costs, if applicable).

Subject to certain exceptions, obligations under the Amended and Restated Credit Agreement are guaranteed by the Company and all of its current and future wholly owned material domestic subsidiaries (other than the Borrower), and are secured by a first–priority security interest in substantially all of the assets and property of the Company, the Borrower and the subsidiary guarantors, including, without limitation, a pledge by Sprouts Farmers Market, Inc. of its equity interest in the Borrower.

The Amended and Restated Credit Agreement contains representations, affirmative covenants and negative covenants that we believe are usual and customary for a credit facility of this type, subject to customary and other agreed-upon exceptions.

In addition, the Amended and Restated Credit Agreement requires that the Company and its restricted subsidiaries maintain a maximum total net leverage ratio not to exceed 3.25 to 1.00 and a minimum interest coverage ratio not to be less than 1.75 to 1.00. Each of these covenants is tested on the last day of each fiscal quarter, starting with the fiscal quarter ending April 1, 2018.

The Amended and Restated Credit Agreement also contains customary events of default that we believe are usual and customary for a credit facility of this type. If an event of default occurs, the administrative agent and lenders are entitled to take various actions, including the acceleration of amounts due under the Amended and Restated Credit Agreement, termination of commitments thereunder and all other actions permitted to be taken by a secured creditor.

A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Credit Agreement.

The press release announcing the execution of the Amended and Restated Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement, dated as of March 27, 2018, among Sprouts Farmers Market, Inc., Sprouts Farmers Markets Holdings, LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as Syndication Agent, and BMO Harris Bank N.A., Coöperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “Rabobank Nederland,” New York Branch, Wells Fargo Bank, N.A., and SunTrust Bank, as Documentation Agents

99.1	Press release of Sprouts Farmers Market, Inc., dated March 27, 2018, entitled “Sprouts Farmers Market, Inc. Amends and Expands Credit Facility”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPROUTS FARMERS MARKET, INC.

Date: March 27, 2018	By:	/s/ Brandon F. Lombardi
	Name:	Brandon F. Lombardi
	Title:	Chief Legal Officer and Corporate Secretary